r77q3e



87.
Securities of Registrant registered on a national securities exchange or listed on NASDAQ:

 Title of
 each class of		CUSIP or	Ticker
 securities*		NASDAQ No.	Symbol
 ------------		----------	------
 Series TH		72201H405


 *Additional series of auction preferred shares